S&P 500 GEARED Fund Inc.

File No. 811-21611

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

IQ Investment Advisors LLC, Investment Advisor to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on its behalf by November 6, 2004; however, a late filing was executed on September 28, 2007.

Mr. Jonathan A. Clark, Portfolio Manager of the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by October 24, 2005; however, a late filing was executed on June 12, 2008.

Mr. Jeffrey L. Russo, Portfolio Manager of the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by November 6, 2004; however, a late filing was executed on June 12, 2008.

Mr. Martin G. Byrne, Chief Legal Officer of the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by June 15, 2006; however, a late filing was executed on July 18, 2006.

Mrs. Catherine Johnston, Chief Compliance Officer to the Registrant was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on her behalf by April 26, 2007; however, a late filing was executed on September 28, 2007.